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                                                                     EXHIBIT 2.1


                    AMENDMENT TO THE STOCK PURCHASE AGREEMENT
           ENTERED INTO AMONG ALIGAR, INC. AND CARGAL, INC. AND SWIFT
                     ARMOUR HOLDINGS CO. ON APRIL 28, 1999


This amendment agreement (the "Amendment") modifies the Stock Purchase Agreement entered into among Aligar, Inc. and Cargal, Inc. (collectively, "Sellers") and Swift Armour Holdings Co. ("Buyer") on April 28, 1999 (as amended, the "Agreement"). Except as otherwise indicated in this Amendment, all terms defined in the Agreement, when used in this Amendment, shall have the same meaning ascribed thereto in the Agreement.

Intending to be legally bound hereby, Sellers and Buyers agree to the following modifications of the Agreement:

1. The final paragraph at the bottom of page 8 of the Agreement, headed "SECTION 3 CLOSING," is hereby amended and restated to read, as follows:

               The Closing of the transactions contemplated by this Agreement shall occur at the offices of Vlasic Foods International, Six Executive Campus, Cherry Hill, New Jersey, U.S.A. on the earliest to occur of (i) July 30, 1999, (ii) five (5) Business Days after the date on which all of the Conditions precedent are satisfied or waived in accordance with Section 2 or (iii) such other date as the Parties may agree.

2.       New Sections 1.6 and 3.4 are hereby added to the Agreement, as follows:

               1.6 Capital Increase and Reduction. Notwithstanding anything to the contrary contained in this Agreement, at Buyer's request, and subject to the provisions of this Section 1.6, Sellers hereby agree to adopt certain resolutions at one or more Shareholders' meetings of the Company to be held at any time as from June 7 through July 31, 1999, and authorize the Board of Directors of the Company to act in the manner described hereinbelow, subject to the conditions and limitations set forth below, to the following effect: (i) to increase the capital stock of the
               Company to the sum of $92,000,000, by means of the capitalization of the sum of $ 60,000,000 from the so-called "adjustment to the capital account" of the Company which, as of July 31, 1998, had a balance of $ 175,132,490, (ii) following the capitalization referred to in clause (i) of this Section 1.6 (but pursuant to a simultaneous transaction as described below), to reduce the capital stock of the Company to $ 37,000,000, by means of a capital stock redemption for an aggregate cash consideration of $ 55,000,000, and (iii) to make the publications required under Argentine Law in connection with the capital increase and reduction referred to in clauses (i)
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               and (ii) of this Section 1.6; provided, however, that the Parties hereby expressly agree that the resolutions described clauses (i) and (ii) of this Section 1.6 shall have no effect whatsoever if the Closing does not occur and, consequently, the following actions may only take place on the Closing Date and concurrently with the consumation of all of the transactions required to take place on the Closing Date: (a) the execution and delivery of the public deed recording the aforesaid capital stock increase and reduction as well as the filing of such public deed with the respective Commercial Registry of Buenos Aires, (b) the redemption and cancellation of any portion of the capital stock of the Company by reason of the above described capital reduction, (c) the incurrence of any indebtedness by the Company to effect such capital stock redemption and cancellation or the granting of any security interest on the Company's properties to guarantee any such indebtedness, and (d) the payment to Sellers of the Purchase Price pursuant to this Agreement. Sellers hereby further agree to adopt certain other resolutions at another Shareholders' Meeting of the Company to be held at any time on or before the Closing Date, and authorize the Board of Directors of the Company to act in the manner described hereinbelow, to the following effect: (1) to revoke all of the Company's declared but unpaid dividends as of July 31, 1998, for an aggregate amount of $18,736,221.07, and to allocate such amount to the "retained earnings/losses" account of the Company, and (2) to increase the capital stock of the Company to $47,000,000, by means of the capitalization of the sum of $10,000,000 from the "retained earnings/losses" account of the Company increased by reason of the revocation and allocation described in clause (1) of this
               Section 1.6.

               3.4 Closing Acknowledgement. All deliveries by Buyer and Sellers pursuant to this Section 3 shall be made to counsel for each of the parties, respectively, as their agents in fact. When counsel for Buyer and counsel for Sellers have verified that all deliveries in accordance with Section 3.1 and Section 3.2 have been made, counsel for Sellers shall immediately notify Sellers of this fact. Upon receipt of such notice, Sellers shall immediately execute and deliver an acknowledgment of the completion of all conditions for closing, in the form attached hereto as Schedule 3.4, transferring the Transfer Shares to Buyer in the manner contemplated in Section 1.1.1 and releasing all deliveries by Buyer and by Sellers for appropriate disposition by their respective counsel.

3. Upon execution of this Amendment, the following Conditions Precedent contemplated in the Agreement shall be considered satisfied: 2.1.8 and 2.1.9, and 2.2.5 through and including 2.2.9.
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4.       Upon execution of this Amendment, Buyer shall pay to Sellers the sum of
         US$1,000,000, in immediately available funds, to the following bank account: "Mellon Bank, One Mellon Bank Center, Pittsburgh, PA 15219, Swift ID: MELN US 3P, ABA# 043000261, Account #0377326, Account Name:
         Vlasic Foods International, Inc.", as an advance payment on account of the Purchase Price; and, therefore, if the Closing does occur, Buyer shall be required to pay only the sum of US$ 84,000,000 as the balance of the Purchase Price. If the Closing does not occur for any reason other than Seller's default, in addition to the remedy available to Sellers pursuant to Section 6.2 of the Agreement, and notwithstanding the provisions of Section 2.1.1 of the Agreement, Sellers shall have the right to retain such sum of US$1,000,000 as the sole additional remedy available to Sellers, without prejudice to the application of the provisions of paragraph 5 of this Amendment. If the Closing does not occur for any reason attributable to Sellers, in addition to the remedies available to Buyer pursuant to Section 6.2 of the Agreement, Buyer shall have the right to recover such sum of US$1,000,000 plus interest at the rate of 10% per annum, calculated for the days actually elapsed from the date of execution of this Amendment until the date such sum is actually returned to Buyer.

5. If the Closing does not occur for any reason other than Sellers' default, Buyer hereby agrees to indemnify and hold the Company harmless from and against any claims for fees, costs or expenses which may be made against the Company in connection with Buyer's efforts to secure the financing of the Purchase Price. Furthermore, Buyer hereby agrees to indemnify and hold Sellers harmless from and against any indebtedness, liability and obligation arising under or relating to such financing; it being expressly agreed and accepted, however, that nothing contained herein shall be understood to release Vlasic from any obligation under the Supply Agreement with Vlasic or any assignment thereof, including any account receivables arising thereunder, to be made in connection with such financing, pursuant to Section 2.1.6 of the Agreement. By executing this Amendment, Mr. Carlos Oliva Funes jointly and severally guarantees the obligations assumed by Buyer under this paragraph 5.
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         IN WITNESS WHEREOF, Sellers and Buyer have caused this Amendment to be executed and delivered as of the 7th day of June 1999 by their respective officers hereunto duly authorized. In addition, and for the sole purpose contemplated in paragraph 5 of this Amendment, Mr. Carlos Oliva Funes also executes and delivers this Amendment as of the same date.

ALIGAR, INC.                              SWIFT ARMOUR HOLDINGS CO.


By:      _______________________          By:      _______________________
         Name:  Joseph Adler                       Name:    Carlos Oliva Funes
         Title:    Vice President                  Title:   President

CARGAL, INC.                              CARLOS OLIVA FUNES


By:      _______________________          ______________________________
         Name:  Joseph Adler
         Title:    Vice President